For:  Frozen Food Express			From:  Mike Engleman
      Industries, Inc.                         Mike Engleman/Associates
Listed:  Nasdaq (FFEX)			            11308 Valleydale
Company Contacts:				            Dallas, TX  75230
  Stoney M. (Mit) Stubbs, Jr. (CEO)            (214) 373-6464
  F. Dixon McElwee, Jr. (CFO)
  (214) 630-8090

For Immediate Release
---------------------
                Frozen Food Express Industries Reports 2002 Results
                       and Adjustments to Prior 2002 Quarters

	Dallas, Texas, March 10, 2003-Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today reported improved results from its trucking operations and better net income for the year 2002, when compared to 2001.
	Stoney M. (Mit) Stubbs, Jr., chairman and CEO said results from the company's trucking operations for 2002, "and especially in the fourth quarter give us reason to be somewhat encouraged about the prospects for our trucking business in 2003.
	"Since most of the freight we haul is temperature-sensitive, requiring some level of refrigeration, our business is best during the warmer months. The first quarter of our year is typically the weakest and the fourth quarter is the most unpredictable and is almost always weaker than the warm-weather quarters.

Freight Revenue and Income from Operations

	Mr. Stubbs added, "Freight revenue of $88,428,000 in the fourth quarter of 2002 was the strongest for us in recent years. Excluding the impact of fuel adjustment charges, fourth-quarter revenue from our freight operations was up by about 8%, when compared to the fourth quarter of 2001, and our freight revenue for all of 2002 was up by about 4.5%. Including our fuel adjustment charges, freight revenue was up by 10% for the fourth quarter and 3.4% for the year.
	 "We also have a division, American Eagle Lines, that specializes in non-refrigerated, or 'dry' full-truckload freight. In fact, a Fortune 50 company that is one of AEL's major customers named AEL their 'Carrier of the Year' for 2002. We are proud of that," Mr. Stubbs said. Of FFEX's 2002 total freight revenue of $338.6 million, AEL accounted for nearly $67 million.
	Mr. Stubbs noted that much of the 4th quarter increase in total freight revenue "came from our less-than-truckload (LTL) operation. For years, our LTL business has been disappointing us in terms of revenue growth. We and one other company were the only two refrigerated LTL providers with a national presence. Then, in December of 2002, that other provider announced that it was quitting the business. That served to increase our LTL volumes and revenue during the fourth quarter of 2002, and we are going to do all that we can to ensure we keep that business in 2003 and beyond.
	"For the first time in a number of years, we've been able to raise some of our freight rates. And our 2002 results show it." Mr. Stubbs pointed out. "Freight revenue, excluding fuel adjustment charges, was up about 4.5% over that of 2001, while freight operating income was up by $1.3 million."
	The company's improved freight operations generated operating income for 2002 of $3,755,000, compared to $2,470,000 for 2001. However, due to losses in the company's non-freight operations, consolidated operating income for 2002 was $647,000, which was $1,011,000 less than for 2001.
	Mr. Stubbs cautioned that the recent explosive rise in fuel costs and the prospect of another war in the Middle East could impede the recent improvement in the company's freight operations during 2003. "We add fuel adjustment charges to our freight rates to help offset price rises such as the recent 35% to 40% we have witnessed," Mr. Stubbs said. "However, there's no telling where we are headed, and we are concerned about factors such as this, which are beyond our control."

Non-freight Revenue and Operating Loss

	Due to the sale of a major non-freight subsidiary in December of 2001, total revenue for 2002 of $350.9 million was 7.3% lower than that of 2001.
The company's remaining non-freight business generated revenue of $12,350,000 during 2002 and incurred an operating loss of $3,108,000, of which 53% was incurred in the fourth quarter. "During the third quarter of 2002, we wrote down the value of some slow-moving inventories in our non-freight business. Then, in 2002's fourth quarter, we further lowered our expectations as to what those inventories are worth by about $400,000 due to further weakening demand
for the inventory.   The fall and winter months are seasonally weak months for
the sales of air-conditioning products. The lower revenues served to magnify the impact of the adjustments on the fourth quarter.
	"While we are pleased with our improved freight operations", said Mr. Stubbs, "the same is not the case for our non-freight business. During the coming year, we will be taking action designed to remedy what has become a drain on our overall operating results."

Income Taxes and Net Income

	Primarily as a result of weakness in its non-freight business, FFEX reported a pre-tax loss of $809,000 for 2002, compared to a pre-tax loss of $52,000 for 2001.
	The company reported a benefit from income taxes of $4 million for 2002. As mentioned in its third quarter report, in certain prior years, the company recorded income tax deductions for interest paid on loans against insurance policies as allowed under the US Tax Code. Due to uncertainty regarding such deductions, FFEX maintained a $4 million reserve for the contingent expense that could have resulted from any related tax assessments. By September 30, 2002, the risk of a tax assessment had ended and the reserve was no longer required.
	Net income for 2002 was $3,176,000, or 19 cents a share, diluted,
compared to a loss of $154,000, or 1 cent a share for 2001.   Net income for
the 4th quarter of 2002 was $576,000 as compared to $205,000 during the same quarter of 2001.

Adjustment to Prior 2002 Quarters

     While closing its books for the year 2002, FFEX discovered the omission of certain expenses incurred in the prior quarters of the year. "We consider the impact of the omission not to be material to the financial statements we filed on Forms 10-Q for any of the three quarters ended September 30, 2002, but we have adjusted for that impact in the table appearing at the end of this press release", said Mr. Stubbs. "When we file our annual report, for the first quarter of 2002, we will report an increase of $130,000 in our loss from operations to reflect expenses that should have been recorded by our non-freight subsidiary during that quarter. Similar adjustments of $149,000 and $70,000 will be made to the second and third quarters of 2002, respectively. Net of benefit from income taxes, the impact of the adjustments was to increase our first quarter of 2002 consolidated net loss by $85,000 and to reduce our consolidated net income for the second and third quarters of 2002 by $97,000 and $45,000, respectively. In addition, during the fourth quarter of 2002 the company recognized $227,000 of related expenses that it was unable to determine the quarter of 2002 in which the expenses were actually incurred, which the company also deems to be immaterial.
     Neither net loss per share for the first quarter of 2002 nor income per share for the third quarter of 2002 were impacted by the adjustments. Net income per share for the second quarter of 2002 has been reduced by $0.01. The incremental fourth quarter expense reduced that quarter's net income by $148,000 and net income per share by $0.01.

About FFEX

 	Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking arm, American Eagle Lines.

Forward-Looking Statements

     This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", believe", "expect", intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.
	Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
	Among the key factors that are not within management's control and that may have a bearing on operating results are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.

For the three months ended December 31:        2002           2001
                                               ----           ----

Revenue                                   $90,494,000     $91,519,000
Income from Operations                        886,000         815,000
Net Income                                    576,000         205,000
Net Income per share
      Basic                                      0.03            0.01
      Diluted                                    0.03            0.01
Weighted average shares outstanding:
      Basic                                16,670,000      16,419,000
      Diluted                              16,880,000      16,443,000


For the twelve months ended December 31:       2002           2001
                                               ----           ----
Revenue                                  $350,934,000    $378,409,000
Income from Operations                        647,000       1,658,000
Net Income (Loss)                            3,176,00        (154,000)
Net Income (Loss) per share
      Basic                                      0.19           (0.01)
      Diluted                                    0.19           (0.01)
Weighted average shares outstanding:
      Basic                                16,576,000      16,378,000
      Diluted                              16,738,000      16,378,000